Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 8 to Registration Statement No. 333-152504 of our report dated March 3, 2010 (April 2, 2010 as to Note 16) (except for the first and fifth paragraphs of Note 16, as to which the date is May 7, 2010), relating to the financial statements of Roadrunner Transportation Systems, Inc., appearing in the prospectus, which is part of such registration statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
May 10, 2010